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                                                                       EXHIBIT 8


                                 March 17, 1995



SafeCard Services, Inc.
7596 Centurion Parkway
Jacksonville, Florida 32256

         Re: Plan of Reorganization and Agreement of Merger dated as of January 23, 1995 among SafeCard Services, Inc., Ideon Group, Inc. and Ideon Merger Company

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to whether the merger (the "Merger") of Ideon Merger Company, a Delaware corporation ("IMC") into and with SafeCard Services, Inc., a Delaware corporation (the "Company") pursuant to the Plan of Reorganization and Agreement of Merger dated as of January 23, 1995, among the Company, Ideon Group, Inc., a Delaware corporation ("Ideon") and IMC (the "Agreement") constitutes a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder as well as certain other related tax issues arising as a consequence of such reorganization. All references herein to "Section" refer to the Code and all references to "Treas. Reg." refer to the Treasury Regulations adopted or proposed as of the date of this opinion.

         The Company owns one hundred percent of the stock of Ideon and Ideon owns one hundred percent of the stock of IMC. Both Ideon and IMC are newly-formed corporate entities. Pursuant to the Agreement, IMC will merge into and with the Company, under the General Corporation Law of the State of Delaware, with the Company being the surviving corporation. As a result, the Company will become a wholly-owned subsidiary of Ideon. Pursuant to the Agreement and by operation of law, stockholders of the Company will be deemed to have surrendered one hundred percent of the issued and outstanding shares of the Company solely in exchange for voting stock of Ideon. No consideration will be paid to the stockholders of the Company other than voting stock of Ideon.

         In rendering the opinions expressed herein, we have reviewed such information as we have deemed relevant, including the Agreement, and the Certificates of Representations dated March 16, 1995 of the Company, Ideon and IMC (which "Certificates" are incorporated herein by reference (all of which are collectively referred to herein as the "Documents"). In our examination of the Documents, we have assumed with your consent that all Documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such Documents have been duly executed to the extent required, and that all statements set forth in such Documents are accurate.
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LAW

         In order to qualify as a Section 368(a)(1)(A) reorganization, the Merger must (1) constitute a merger effected pursuant to State law, (2) be consummated pursuant to a duly adopted plan of reorganization, (3) meet the requirements of Section 368(a)(2)(E) of the Code, (4) be undertaken for a genuine corporate or business purpose, (5) satisfy the continuity of business enterprise requirement and (6) satisfy the continuity of interest requirement, as discussed below:

         (1) The Merger must constitute a merger effected pursuant to the corporation laws of the United States or a state or territory or the District of Columbia. Treas. Reg. Section 1.368-2(b)(1). In this regard, IMC will be merged into and with the Company pursuant to and in conformity with the General Corporation Law of the State of Delaware.

         (2) The Merger and exchange of stock must be consummated pursuant to a plan of reorganization. The plan of reorganization must be adopted by each of the corporations that are parties to the transaction, and the adoption must be shown by the acts of its duly constituted responsible officers and appear upon the official records of the corporation. Treas. Reg. Section 1.368-3(a). In this regard, the Merger and the exchange of stock will be effected pursuant to the Agreement and a plan of reorganization duly adopted and executed by the Company, Ideon and IMC.

         (3) Pursuant to Section 368(a)(2)(E) of the Code and Revenue Ruling 77-428, a transaction which otherwise qualifies as a statutory merger under Section 368(a)(1)(A) of the Code will not be disqualified by reason of the fact that stock of a corporation which before the merger was in control of the merged corporation is used in the transaction if, after the transaction:

         (a) The Company holds substantially all of its properties and substantially all of the properties of IMC.

                      The term "substantially all" for this purpose has the
                 meaning set forth in Section 368(a)(1)(C) of the Code and applies separately to the Company and IMC. As noted in the Documents, and confirmed in the Certificates it is anticipated that the Company will hold one hundred percent of the fair market value of all of its own properties and one hundred percent of the fair market value of all of the properties of IMC after the Merger.

         (b) Former stockholders of the Company must exchange, for voting stock of Ideon, an amount of stock in the Company which constitutes control of the Company.

                      "Control" is defined in Section 368(c) as ownership of
                 stock possessing at least eighty percent of the total combined voting power of all classes of stock entitled to vote and at least eighty percent of the total number of shares of all other classes of stock of the corporation. Pursuant to the Agreement,



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                 stockholders of the Company will be deemed to have surrendered one hundred percent of their stock in the Company in exchange solely for voting stock of Ideon. As described in the Documents and confirmed in the Certificates, it is anticipated that no consideration other than voting stock of Ideon will be transferred to or will be exchanged with stockholders of the Company. In addition, Ideon will own one hundred percent of the stock of the Company immediately after the transaction and does not intend to sell, redeem or otherwise dispose of such stock.

         (4) The Merger must be undertaken for a genuine corporate or business purpose other than the avoidance of federal income taxes. Treas. Reg. Sections 1.368-1(b), 1(c) and 2(g); Gregory v. Helvering, 293 U.S. 465 (1935).
In this regard, it has been represented to us that the purpose of the Merger is, among other reasons, (a) to form a holding company structure to provide the organization with flexibility in establishing and separating different business ventures into wholly-owned subsidiaries, (b) to allow the Company to increase the number of shares of common stock authorized for issuance by the Company and to facilitate stock splits, stock dividends and additional stock-based incentives, (c) to allow the Board of Directors of the Company to issue preferred stock for a variety of business reasons, and (d) to facilitate a change of the name of the organization to reflect the varied business ventures of the Company.

         (5) The Merger must satisfy the continuity of business enterprise requirement. To qualify, Ideon must either (i) continue the historic business of the Company or (ii) use a significant portion of the historic business assets of the Company in a business. Treas. Reg. Section 1.368-1(d). We understand that Ideon intends to acquire and retain, through its one hundred percent ownership of the stock of the Company, all of the historic business assets of the Company and to continue indefinitely the historic business of the Company.

         (6) The owners of the Company must also receive and retain a continuing proprietary interest in Ideon. Treas. Reg. Sections 1.368-1(b) and
(c). For advance ruling purposes, the Internal Revenue Service will consider the continuity of interest requirement satisfied if stockholders of the Company receive and retain an amount of stock of Ideon equal in value, as of the effective date of the reorganization, to at least fifty percent of the value of all of the outstanding stock of the Company as of the same date. Rev. Proc. 77-37, 1977-2 C.B. 568, 569. In addition, courts have held the continuity of interest requirement to be satisfied where the stockholders of the acquired corporation receive and retain an amount of stock equal in value to somewhat less than fifty percent of the value of the acquired corporation's stock. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935). In this regard, the Certificates state that stockholders of the Company will receive and are expected to retain an amount of stock of Ideon equal in value, as of the date of the Merger, in excess of fifty percent of the value of all of the outstanding stock of the Company as of the same date.

OPINIONS

         Based on the foregoing and in reliance on the Certificates of Representations as to factual matters relevant to our determinations, we are of the opinion that the Merger qualifies as



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reorganization under Section 368(a)(1)(A) of the Code by reason of Section
368(a)(2)(E) of the Code.  We are also of the opinion that:

         (1) No gain or loss will be recognized by the Company, Ideon or IMC as a result of the Merger. See Code Sections 361(a) and 1032; Revenue Rulings 77-428 and 57-278.

         (2) No gain or loss will be recognized by the stockholders of the Company in connection with the Merger upon the receipt of stock of Ideon in exchange for the stock of the Company. See Code Section 354(a)(1).

         (3) The tax basis of the Ideon stock to be received by the stockholders of the Company in connection with the Merger will be the same as the basis in the stock of the Company deemed to have been surrendered in exchange therefor. See Code Section 358(a)(1).

         (4) The holding period of the Ideon stock to be received by stockholders of the Company in connection with the Merger will include the holding period of the Company's stock surrendered in exchange therefor, provided that the Company's stock is held as a capital asset by such stockholder at the effective time of the Merger. See Code Section 1223(1).

         The opinions expressed herein are based upon existing statutory and regulatory authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the Documents that we have examined, the Certificates, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the sale is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such Documents or Certificates, or in such additional information is, or later becomes, inaccurate or incomplete, or if any of the statements set out herein are, or later become, inaccurate or incomplete. Finally, our opinions are limited to the tax matters specifically covered thereby. We have not been asked to address, nor have we addressed, any other tax consequences associated with any other transactions involving the Merger, the Company, Ideon, IMC or any stockholders thereof.

         These opinions are being provided solely for the benefit of the Company and the stockholders of the Company. No other person or party shall be entitled to rely on these opinions without our prior written permission.

                                       Sincerely,




                                       MAHONEY ADAMS & CRISER, P.A.




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